Exhibit 3.61
LIMITED LIABILITY COMPANY AGREEMENT
OF
HAYES LEMMERZ FINANCE LLC
A Delaware Limited Liability Company
Dated as of May 23, 2007

     THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of HAYES LEMMERZ FINANCE LLC (the “Company”) is made and entered into as of this 23rd day of May, 2007, by HLI Operating Company, Inc., as the sole member of the Company (the “Member”).
RECITALS
     WHEREAS, the Company was formed under the name Hayes Lemmerz Finance – Delaware, LLC pursuant to a Certificate of Formation filed May 21, 2007 with the Secretary of the State of Delaware (the “Certificate of Formation”) in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and
     WHEREAS, the Company filed a Certificate of Amendment to the Certificate of Formation dated May 22, 2007, pursuant to which the Company changed its name to Hayes Lemmerz Finance LLC; and
     NOW, THEREFORE, the Member desires to enter into a written agreement, in accordance with the provisions of the Act, governing the affairs of the Company and the conduct of its business; and further
     RESOLVED, that the actions of Deborah M. Reusch in connection with the formation of the Company, as evidenced by the written instrument attached hereto be, and they hereby are, approved, ratified and confirmed in all respects.
ARTICLE 1
The Limited Liability Company
     1.1 Formation. The Member has previously formed the Company as a limited liability company pursuant to the provisions of the Act. A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.
     1.2 Name. The name of the Company shall be “Hayes Lemmerz Finance LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.
     1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
     1.4 Registered Office and Agent. The Company shall maintain a registered office in the State of Delaware, and the location of the registered office of the Company shall be 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle. The Company’s Registered Agent at such address shall be Corporation Service Company.
     1.5 Term. Subject to the provisions of Article 6 below, the Company shall have perpetual existence.
ARTICLE 2
The Member
     2.1 The Member. The name and address of the Member is as follows:

Name	Address
HLI Operating Company, Inc.	15300 Centennial Drive
Northville, MI 48168
     2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.
     2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.
     2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.
ARTICLE 3
Management by the Member
     3.1 The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company. In managing the business and affairs of the Company and exercising its powers, the Member shall act through resolutions adopted in written consents. Decisions or actions taken by the Member in accordance with this Agreement shall constitute decisions or action by the Company and shall be binding on the Company.
     3.2 Officers and Related Persons. The Member shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.
ARTICLE 4
Capital Structure and Contributions
     4.1 Capital Structure. The capital structure of the Company shall consist of one class of equity interests designated as “Common Shares”, which shall constitute limited liability company interests under the Act and shall include initially One-Thousand (1,000) Common Shares. All Common Shares shall be identical with each other in every respect. The Member shall own all of the Common Shares issued and outstanding.
     4.2 Certificates; Legend.
          (a) The ownership of a Common Share shall be evidenced by a certificate (a “Certificate”) issued by the Company. The Company shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Common Shares.
          (b) The Company hereby irrevocably elects that all Common Shares in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Certificates attesting to the ownership of Common Shares in the Company shall be in substantially the forms set forth in Exhibit A hereto and shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom such Certificate is issued and that the Certificate represents a limited liability company interest within the meaning of Section 18-702(c) of the Act. Each Certificate shall bear the following legend:
“THIS CERTIFICATE EVIDENCES SHARES OF HAYES LEMMERZ FINANCE LLC (THE “COMPANY”) AND SHALL BE A SECURITY FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE. THE SHARES REPRESENTED BY THIS CERTIFICATE, AND ANY SALE, PLEDGE, HYPOTHECATION OR TRANSFER THEREOF ARE SUBJECT TO THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE MEMBERS OF HAYES LEMMERZ FINANCE LLC, AS IT MAY BE AMENDED FROM TIME TO TIME. ANY PERSON

ACCEPTING THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL AGREE TO THE PROVISIONS OF SUCH AGREEMENT AND AGREE TO BE BOUND BY SUCH PROVISIONS. A COPY OF SUCH AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”) AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”
          (c) Each Certificate shall be signed by the Chief Executive Officer, President, or a Vice President of the Company and the Secretary or an Assistant Secretary of the Company by either manual or facsimile signature.
          (d) Except to the extent that the Company shall have received written notice of an assignment of Common Shares and such assignment complies with the requirements of this Agreement, the Company shall be entitled to treat the individual or entity in whose name any Certificates issued by the Company stand on the books of the Company as the absolute owner thereof, and shall not be bound to recognize any equitable or other claim to, or interest in, such Common Shares on the part of any other individual or entity.
          (e) If any mutilated Certificate is surrendered to the Company or the Company received evidence to its satisfaction of the destruction, loss or theft of any Certificate, the Company shall issue a replacement Certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the Company, an indemnity and/or the deposit of a bond in such form and in such sum, and with surety or sureties as the Company may direct, must be supplied by the holder of such lost, destroyed, or stolen Certificate that is sufficient in the judgment of the Company to protect the Company from any loss that it may suffer if a Certificate is replaced. The Company may charge for its expenses incurred in connection with replacing a Certificate.
          (f) This Section 4.2 shall not be amended, and any purported amendment to this Section 4.2, shall not take effect until all outstanding Certificates have been surrendered for cancellation.

     4.3 Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Member. A capital account shall be maintained for the Member, to which contributions and profits shall be credited and against which distributions and losses shall be charged.
ARTICLE 5
Profits, Losses and Distributions
     5.1 Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.
     5.2 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute on the Common Shares, the determined amount when, as and if declared by the Member. The distributions of the Company shall be allocated entirely to the Member.
ARTICLE 6
Events of Dissolution
          The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events (each, an “Event of Dissolution”):
          (a) The Member votes for dissolution; or
          (b) A judicial dissolution of the Company under Section 18-802 of the Act.
ARTICLE 7
Transfer of Shares in the Company
          The Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of any or all of its Common Shares and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Shares are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE 8
Exculpation and Indemnification
     8.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the Member, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.
     8.2 Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 8.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 8.2.
     8.3 Amendments. Any repeal or modification of this Article 8 by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article 8, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9
Miscellaneous
     9.1 Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).
     9.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.
     9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
     9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.
     9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day first above written.

HLI OPERATING COMPANY, INC.
By:	/s/ Patrick C. Cauley
	Name:	Patrick C. Cauley
	Title:	Vice President